Exhibit 11.1

INSIDER TRADING POLICY

Version 2.0

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1.    Definitions

CI&T: all references to "CI&T" or “the Company” include CI&T Inc as well as all companies from the CI&T Group.

Material Information: it is not possible to define all categories of material information, as the final authority of materiality by the tax authorities will be based on an assessment of all facts and circumstances. Information that is relevant at one time may not be relevant at another time and vice versa. In general, information is considered “material” if there is a reasonable likelihood that it will be considered important to an investor in making a decision to buy, hold or sell securities. Any information that may affect CI&T's share price, whether positive or negative, regardless of how much it affects the share price, may be considered material.

Confidential Information: information is not considered public until it has been widely disclosed to the market (for example, included in a press release or a filing with the Securities and Exchange Commission ("SEC")) and the investing public has had time to absorb the information fully. Information will be considered fully absorbed after one full trading session has occurred since the release of the information.

CI&T Person: direct or indirect collaborators, including, but not limited to, people under the labor contracting regime, people who hold positions of officer or board members. This definition will also include people who act as third parties hired by CI&T, such as consultants or freelancers.

Transaction: it refers to more than buying or selling securities. The prohibition against insider trading includes:

- Purchase or sale of CI&T securities while in possession of material non-public information relating to CI&T;

- Have others trade on your behalf while in possession of material non-public information;

- Communicate material non-public information relating to CI&T to others who may then trade in CI&T securities or pass the information on to others who may trade in CI&T securities. Such communication is prohibited regardless of format, whether oral conversation, written correspondence, electronic mail or participation in social media.

2. Objective

The purpose of this Policy is to establish the guidelines to prevent the use of privileged information in securities trading, while in possession of confidential information about CI&T.

U.S. Federal and state laws, as well as the laws of other foreign jurisdictions, prohibit trading in the equity or debt securities of a company while in possession of material nonpublic information about the company.

In order to take an active role in promoting compliance with such laws, and preventing insider trading violations by CI&T persons, CI&T has adopted the policies and procedures described in this memorandum.

3. To whom it applies

This Policy applies to any CI&T Persons who hold shares in CI&T (“CINT”), and it is the responsibility of all CI&T Persons to implement, monitor and comply with this policy and applicable laws. It is the responsibility of each CI&T person to understand what may constitute a violation of this policy and, in case of doubt, contact the Compliance area (compliance@ciandt.com).

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4. Directives
4.1. General Prohibition Against Insider Trading
4.1.1. No Trading or Tipping on Material Non-Public Information

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock, debt securities and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s securities, including securities exchangeable into the Company’s securities, whether or not issued by the Company, such as exchange-traded options (collectively, “Company Securities”).

Portions of this Policy impose additional obligations on certain CI&T Persons that have, or are likely to have, regular or special access to material non-public information in the normal course of their duties (“Insiders”). The Company has determined that the persons identified on Attachment A are Insiders for the purposes of this Policy. The Compliance area, as necessary and unrelated to updating the Policy itself, must keep the list of Insiders up to date.

The restrictions and prohibitions in this Policy on actions by CI&T Persons also apply to actions by the spouses, minor children and adult members of the households of CI&T Persons, and any entities that CI&T Persons directly or indirectly influence or control (“Related Persons”). All CI&T Persons are responsible for ensuring that such other persons or entities do not engage in the activities restricted or prohibited under this Policy.

This rule also covers any CI&T Person who has obtained material non-public corporate information. In addition, it includes anyone who has received a “tip” from a CI&T Insider about CI&T information that is material and non-public and business-related (ie, buying or selling) CI&T securities.

No CI&T Person may, while in possession of material nonpublic information about the Company:

●	buy, sell or otherwise engage in any transactions, directly or indirectly, in any Company Securities;
●	make recommendations or express opinions about trading in Company Securities on the basis of such information;
●	disclose such information to any third party, including family or household members; or
●	assist anyone in the above activities.

              Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from these restrictions.  The securities laws do not recognize mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

              CI&T may carry out business transactions with companies whose shares are traded on stock exchanges. These transactions may include, among other things, mergers, acquisitions, divestitures, renewal or termination of significant contracts or other agreements. Information obtained in connection with these transactions or relationships may constitute material non-public information about the company. CI&T Persons are prohibited from trading in the securities of these companies while aware of material nonpublic information about the companies and from communicating that information to any other person for such use.

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4.1.2. Material Nonpublic Information

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:

●	Financial results;
●	Projections of future revenues, earnings or losses;
●	News of a pending or proposed merger;
●	News of the disposition or acquisition of significant assets or a subsidiary;
●	Material impairments, write-offs or restructurings;
●	Creation of a material direct or contingent financial obligation;
●	Impending bankruptcy or financial liquidity problems;
●	The gain or loss of a substantial client, customer or supplier;
●	Changes in dividend policy;
●	New product announcements of a significant nature;
●	Significant product or services defects or modifications;
●	Significant pricing changes;
●	Stock splits;
●	New equity or debt offerings;
●	Significant litigation or regulatory exposure due to actual or threatened litigation, investigation or enforcement activity;
●	Major changes in senior management; and
●	Material agreements not in the ordinary course of business (or termination thereof).

The Compliance area, in consultation as appropriate with the CEO, the CFO or other members of senior management of the Company, has the authority to determine whether any information constitutes material non-public information.

If in doubt about determining the relevance of the information, contact the Compliance area (compliance@ciandt.com).

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4.2. Special Restrictions and Prohibitions

The following transactions present heightened legal risk and/or the appearance of improper or inappropriate conduct on the part of CI&T Persons, and are restricted or prohibited as follows. The restrictions and prohibitions apply even if the relevant CI&T Person is not in possession of material non-public information.

Short Sales

“Short sales” are sales of securities that are not owned by the person selling those securities. In other words, the seller enters into an agreement to sell the securities at a later date at a specified price. At the same time, the selling person intends to buy the securities to be sold sometime between signing the contract and the date on which this person must deliver the securities. This implies that the selling person is anticipating a decrease in the security's price.

All CI&T persons are prohibited from selling short (including short selling "against the cash") or trading, writing or buying put or call options on CI&T shares, whether or not they are traded on an exchange. Thus, short selling can create perverse incentives for the seller and signal to the market a lack of confidence in CI&T's prospects. Accordingly, no CI&T Person may engage in a short sale of CI&T securities.

Publicly Traded Options

A put is an option to sell a security at a specific price before a set date, and a call is an option or right to buy a security at a specific price before a set date. Call option, in turn, is an option or right to buy a security at a specific price before a defined date. Generally, put options are purchased when a person believes the value of a security will fall, and call options are purchased when a person believes the value of a security will rise. A transaction in options is, in effect, a bet on the short-term movement of the Company’s securities, and therefore creates the appearance of trading on the basis of material non-public information.  Transactions in options may also focus a CI&T Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, CI&T Persons may not engage in a sale, purchase or other securities derivative transaction relating to CI&T securities on an exchange, any other organized market or over-the-counter (OTC - space for trading assets and operations that are not registered on the stock exchange) market transactions.

Hedging Transactions

Certain forms of hedging or monetization transactions, including zero-cost collars, equity swaps, exchange funds and forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership. Because participating in these transactions may cause a CI&T Person to no longer have the same objectives as the Company’s other stockholders, no CI&T Person may engage in such transactions.

Margin Accounts and Pledges

Securities held in margin accounts for collateral as a margined loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. While a CI&T Person may hold Company Securities in a margin account or pledge Company Securities as collateral for a loan, CI&T Persons should be aware that a margin sale or foreclosure sale that occurs at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company Securities would fall under the restrictions in this Policy on trading during such times.  As such, CI&T Persons should refrain from holding Company Securities in a margin account or pledging Company Securities other than in circumstances specifically approved by the Company.

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4.3. Blackout Periods

Earnings release is a particularly sensitive period for corporate securities transactions, as CI&T Persons may be in possession of material, non-public information about expected financial results for the quarter. Accordingly, CI&T Persons are not authorized to conduct transactions involving the purchase or sale of CI&T securities during a blackout period for the quarter. The blackout period is a very efficient measure to prevent insider trading and safeguard market integrity.

The Company has established quarterly blackout periods, and may impose additional, special blackout periods, each as described below.

Quarterly Blackout Periods.  Quarterly blackout periods start 30 days prior to the release of the quarterly earnings results and end after one full trading session has occurred since the release to the public of the Company’s earnings for a fiscal quarter or fiscal year.  CI&T Persons may not conduct any transactions in Company Securities during quarterly blackout periods.

The Company recognizes that a CI&T Person may experience exceptional circumstances that may necessitate a transaction during a blackout period. In that case, the CI&T Person must request permission to do so from the Compliance area and the CFO. Permission to transact within a blackout period is in the discretion of the Compliance area and the CFO.

Special Blackout Periods. From time to time the Compliance area may impose special blackout periods, during which Insiders and other affected persons will be prohibited from engaging in transactions in Company Securities.  In the event of a special blackout period, the Compliance area will notify Insiders and other affected persons, who will be prohibited from engaging in any transaction involving the Company’s securities until further written notice.  The Compliance area will not be required to justify the decision to establish a special blackout period and such imposition is itself confidential information and the fact that it has been  imposed may not be disclosed to others.

Modification of a Blackout Period. The Compliance area may shorten, suspend, terminate or extend any blackout period at such time and for such duration as he or she deems appropriate given the relevant circumstances. Any persons affected by such a modification will be appropriately notified.

4.4. Stock Option Exercises

Long-Term Incentive Plan (LTIP)

This Policy does not apply to the exercise of a “stock option” as part of an exercise of any of the long-term incentive plans (“LTIP”), but it does apply to any purchase and sale of shares as part of an exercise assisted by a broker of an option or any other market sale for the purpose of generating the cash needed to pay the strike price of an option.

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4.5 Additional Procedures and Guidelines

Transactions under Rule 10b5-1 Plans

Implementation of a trading plan under Rule 10b5-1 under the Exchange Act allows a person to place a standing order with a broker to purchase or sell stock of the Company, so long as the plan specifies the dates, prices and amounts of the planned trades or establishes a formula for those purposes.

A person who executes pre-planned trades in accordance with a plan that was established in good faith, when that person was not in possession of material nonpublic information, has an affirmative defense against Insider Trading charges. Buying/selling shares via a 10b5-1 plan is a shareholder option and is especially recommended for Insiders when they are planning ongoing buys/sales of shares.

Trades executed pursuant to a Rule 10b5-1 plan that meets the requirements listed below may generally be executed even though the person who established the plan may be in possession of material non-public information at the time of the trade.

A trading plan can only be established when a person does not have, at the time of establishing the plan, relevant confidential information and when a blackout period is not in effect. Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 plan must submit the trading plan to the Compliance area (compliance@ciandt.com) for prior, written approval. Subsequent modifications to any Rule 10b5-1 plan must also be pre-approved by the Compliance area.

Whether or not pre-approval will be granted will depend on all the facts and circumstances at the time, but the following guidelines should be kept in mind:

●	The trading plan must be in writing and entered into only when a blackout period is not in effect and when the individual is not in possession of material non-public information;
●	The trading plan must be adopted in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws;
●	The individual may not have more than one trading plan in effect at any given time and no transactions may be effected outside the plan, except if pre-approved by the Compliance area;
●	Transactions according to the trading plan cannot be started before 30 days after signing the plan;
●	The trading plan should, in the absence of special circumstances, be for a period of not less than twelve months;
●	The trading plan should provide for relatively simple pricing parameters (e.g., limit orders), rather than complex formula for determining when trading under the plan may occur and at what price;
●	The trading plan may generally not be terminated or amended once it is executed to avoid calling into question the original “bona fides” of the plan; any amendment must be made only during a non-blackout period when the person is not in possession of material non-public information and transactions under the amended plan may not commence until 30 days have elapsed from the execution of the amendment; and
●	A copy of the signed version of any pre-authorized trading plan must be provided to the Compliance area for retention.

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Rule 144

Additionally, “affiliates” will need to comply with the requirements of SEC Rule 144 when selling any CI&T shares. Therefore, it is necessary to prepare and file the Form 144. If in doubt, contact the Investor Relations area (investors@ciandt.com).

Pre-Clearance

For one-off purchases and sales of shares, i.e., outside of a 10b5-1 plan, Insiders must obtain prior written authorization from the Compliance area before transacting in CI&T securities, including for transactions that occur outside a blackout period.  Pre-clearance must be requested for any transaction or transfer involving CI&T shares.

Pre-clearance must be requested via email to compliance@ciandt.com. This area will share a form that must be completed and signed by the Insider.

A request for pre-clearance should be submitted at least two days in advance of the proposed transaction. The Compliance area is under no obligation to approve any trade. Pre-clearance of any transaction is valid only for a one week period (7 calendar days). If the transaction order is not placed within that period, pre-clearance must be requested and approved in writing again. Requesting persons must treat denials of pre-clearance requests as confidential.

Confidentiality of All Non-Public Information

CI&T Persons must maintain the confidentiality of the Company’s non-public information. In the event a CI&T Person receives any inquiry or request for information (particularly financial results and/or projections, and including to affirm or deny information about the Company), from any person or entity outside the Company, such as a stock analyst, and it is not part of such CI&T Person’s regular corporate duties to respond to such inquiry or request, the query should be forwarded to the Investor Relations area (investors@ciandt.com).

No CI&T Person may buy or sell shares while in possession of Material Non-Public Information that could affect the price of CI&T shares.

Individual Responsibility

All CI&T Persons have the individual responsibility to comply with this Policy. A CI&T Person may, from time to time, have to forgo a proposed transaction in Company Securities even if he or she planned to make the transaction before learning of the material non-public information. While the Compliance area can and should be consulted regarding the application of this Policy, including the appropriateness of engaging in a particular transaction at a particular time, the responsibility for adhering to this Policy and avoiding unlawful transactions, and ensuring that related persons (as described above) do the same, rests with each CI&T Person.

All CI&T Persons have the duty to read and submit acceptance of this Policy when starting their activity at CI&T, together with the HR team.

Post-Termination Transactions

This Policy applies even after termination of employment or service with the Company. If a CI&T Person is in possession of material non-public information when their employment or service terminates, that person may not trade in Company Securities (or another company’s securities, as described in this Policy) until such information has become public, is no longer material or after a period of six months.

5. Potential Criminal and Civil Liability and/or Disciplinary Action

Criminal and Civil Liability

Pursuant to U.S. Federal and state laws, as well as the laws of other foreign jurisdictions, persons engaging in transactions in a company’s securities at a time when they have material non-public information regarding the company, or that disclose material nonpublic information or make recommendations or express opinions on the basis of material nonpublic information to a person who engages in transactions in that company’s securities (“tipping”), may be subject to significant monetary fines and imprisonment. The Company and its supervisory personnel also face potential civil and criminal liability if they fail to take appropriate steps to prevent illegal insider trading.

The SEC has imposed large penalties even when the disclosing person did not profit from the trading; there is no minimum amount of profit required for prosecution.

Possible Disciplinary Action

CI&T Persons who violate this Policy will be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

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6. Policy Monitoring

The Compliance area will monitor compliance with this Policy and will periodically review this Policy with the Audit Committee of the Board of Directors.

The Compliance area will be responsible for the following:

●	pre-clearing all transactions involving Company Securities by Insiders in order to determine compliance with this Policy and insider trading laws;
●	notifying all CI&T Persons of the start and end of blackout periods;
●	sending notifications to Insiders and other affected persons regarding special blackout periods;
●	maintaining a current version of this Policy on the Company’s intranet website; and
●	assisting the Company in implementing this Policy, including monitoring relevant changes in law, regulation or best practices and making appropriate changes to this Policy and related practices and procedures.
7. Inquiries

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance area. If there is any uncertainty as to the appropriateness of any such communications, please consult with the Compliance area before speaking with anyone, especially brokers or any other persons or entities contemplating or executing securities trades.

8. Document Control

The first version of this Policy (the "Insider Trader Policy") has been adopted by the Board of Directors of CI&T Inc (the "Holding Company") on October, 29th 2021 to apply in respect of the Holding Company, such adoption being incidental to the business of the Holding Company as a pure equity holding company, and has been adopted by the Board of Directors of CI&T Software S.A. (the "Operating Company") on October, 29th 2021 to apply in respect of the Operating Company and each other direct and indirect subsidiary of the Holding Company (each, a "Subsidiary").  References in this Policy to the "Company" are to be construed as references to the Holding Company, the Operating Company and/or each Subsidiary as applicable.

Version	Date	Description	Author
1.0	OCT/2021	Compliance Review	Compliance Team
1.0	OCT/2021	Legal Review	Marcela Masiero Lindner
1.0	OCT/2021	Investor Relations Review	Eduardo Galvão
1.0	OCT/2021	Final Approval	Board of Directors
2.0	OCT/2022	Compliance Review	Flávia Cabral e Rodrigo Sabino
2.0	OCT/2022	Legal Review	Aline Frigatto, Mariana Queiroz e Marcela Lindner
2.0	OCT/2022	Investor Relations Review	Eduardo Galvão
2.0	DEC/2022	Final Approval	Board of Directors

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